Exhibit 23.2




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               ---------------------------------------------------


     We hereby consent to incorporation by reference in this registration statement on Form SB-2 of our report, dated April 9, 2001, with respect to the financial statements of PTN Media, Inc. as of and for the year ended December 31, 2000, including the consolidated balance sheet of PTN Media, Inc. and subsidiary (a development stage company) as of December 31, 2000 and the related statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 2000 and the cumulative period from January 1, 2000 to December 31, 2000 and to the reference to our firm under the caption "Experts" in this registration statement.



/s/  Stonefield Josephson, Inc.
STONEFIELD JOSEPHSON, INC.
Certified Public Accountants

Santa Monica, California
August 2, 2001